December 30, 1993



Mr. Thomas P. Venier
11 West Rosedale Avenue
Northfield, NJ  08225

Re:  January 31, 1992 Employment Agreement

Dear Mr. Venier:

This will confirm our agreement to amend your employment contract dated January 31, 1992 (the "Agreement"), as amended by letter dated March 19, 1993 (the "First Amendment"), as follows:

1. Paragraph 1 of the Agreement is amended to reflect that your title (pending approval of the title by the Casino Control Commission) shall be Senior Vice President, Strategic Planning and Project Development, reporting to the President and Chief Operating Officer of Trump's Castle Associates.

2. Notwithstanding any provision in the Agreement or in the First Amendment to the contrary, you may terminate the Agreement by giving thirty (30) days written notice to Trump's Castle Associates of your intent to terminate. Upon receipt of such termination notice from you, Trump's Castle will pay you an amount equal to six (6) months of your then current salary, if and only if you represent to Trump's Castle Associates that you do not intend to seek or accept employment with any other Atlantic City casino/hotel for a period of six (6) months following such termination.

All other terms of the Agreement, as amended by the First
Amendment, shall remain in full force and effect. If the terms of this letter amendment are acceptable to you, kindly sign the enclosed copy of this Letter and return to my office.

Very truly yours,

/s/ ROGER P. WAGNER

Roger P. Wagner
President
Chief Operating Officer

RPW:vn

I hereby accept and agree to the foregoing.


 /s/ THOMAS P. VENIER    Date: 12/31/93
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     Thomas P. Venier

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